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                                                                       EXHIBIT 5

                             Fabian and Clendenin,
                                Attorneys at Law
                         215 South State, Twelfth Floor
                            Salt Lake City, UT 84111
                           Telephone: (801) 531-8900

                                P.O. Box 510210
                         Salt Lake City, UT 84151-0210

                                October 26, 2000

Venture Catalyst Incorporated
16868 Via Del Campo Court, #200
San Diego, CA 92127

Ladies and Gentlemen:

   We have acted as Utah counsel to you with respect to your opinion to Venture Catalyst Incorporated, a Utah corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), of a
Registration Statement on Form S-3 (Registration No. 333-     ) (the
"Registration Statement") relating to the proposed public offering of an aggregate of 579,105 shares (the "Shares") of its Common Stock, par value $0.001 per share.

   We have examined copies of (i) the Company's Articles of Incorporation and Bylaws, each as amended to the date hereof and (ii) records of action taken by the Board of Directors of the Company. We also have examined original or reproduced or certified copies of such other documents, papers, statutes and authorities, and have made such examinations of law, as we have deemed necessary to form the basis of the opinions hereinafter expressed. In such examinations, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all copies submitted to us. We have assumed that copies of documents provided to us were complete copies which included all relevant amendments and that any unsigned copies were copies of signed originals duly executed by persons having authority to do so. We have also assumed receipt by the Company of the stated consideration for the issuance of the Shares. As to various questions of fact material to this opinion, we have relied upon statements and certificates of officers and representatives of the Company and others, and upon the representations and warranties of the Company set forth in the Registration Statement.

   Attorneys involved in the preparation of this opinion are admitted to practice law in the State of Utah, and we do not purport to express any opinion herein concerning, any law, rule or regulation other than the laws, rules and regulations of the State of Utah.

   Based upon and subject to the foregoing, we are of the opinion that the Shares were legally issued and are fully paid and non-assessable.

   We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to your reliance upon this opinion in the rendering of your opinion with respect to the Registration Statement. In giving such consent, we do not admit hereby that we come within Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

   This opinion is solely for the benefit of rendering your opinion with respect to the Registration Statement and reliance by the Company with respect to the Registration Statement and may not be relied upon in any manner by any other person or entity.

                                       Very truly yours,

                                       /s/ Fabian and Clendenin

                                       Fabian and Clendenin